EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference, into this Post-Effective Amendment No. 1 on Form S-1 to Form S-3 (File Nos. 333-179009 and 333-178176) of Legend Oil and Gas, Ltd. (the “Company”), of our report dated March 1, 2012, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ InSite Petroleum Consultants Ltd.

Calgary, Alberta

March 30, 2012